Exhibit 16.1  Letter from Cherry, Bekaert & Holland, L.L.P.
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April 17, 2000


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC 20549


Ladies and Gentlemen:

We were previously principal accountants for Mobile America Corporation and subsidiaries (the Company) and under date of March 17, 2000, we reported on the consolidated financial statements of the Company as of December 31, 1999 and 1998 and for each of the years in the three-year period then ended. On April 13, 2000, our appointment as principal accountants was terminated. We have read the Company's statements included under Item 4 of its Form 8-K dated April 13, 2000, which we understand will be filed with the Commission, and we agree with such statements contained therein insofar as they relate to our firm.

                                       Very truly yours,

                                       /s/ Cherry, Bekaert & Holland, L.L.P.

                                       Cherry, Bekaert & Holland, L.L.P.